MERGE HEALTHCARE INCORPORATED

Transcript
November 1, 2012
8:30 a.m. ET

MOD:
Good morning and welcome to Merge’s third quarter 2012 earnings call. Today’s call is being hosted by Jeff Surges, Chief Executive Officer; Justin Dearborn, President; and Steve Oreskovich, Merge’s Chief Financial Officer. Before we get started, please consider that the comments today may contain forward-looking statements under the Private Securities Litigation Reform Act of 1995, and not historical facts. Actual results may differ. Various critical factors that could affect future results are set forth in the company’s recent SEC filings and press releases. The company undertakes no obligation to update or revise any forward-looking statements. In addition, there may be references to non-gap financial measures. These measures are supplemental to the gap financial measures and should not be viewed as an alternative to them. For greater information regarding these metrics, please see the related discussion in the company’s earnings release. With that, I will turn the call over to Jeff Surges.

Jeff Surges:
Well thank you, operator. And thanks to all of you for joining us this morning. I would first like to start, and state that we will not be commenting on the previously announced strategic review underway with Allen & Company. This quarter, we witnessed acceleration in our move to the cloud, increasing client adaption of our enterprise imaging solutions, and saw clients receive over $3.1 million in Stage 1 Meaningful Use incentive dollars by using Merge Solutions. As we did last quarter, I will provide an update on the Merge Healthcare side of our business, and Justin Dearborn will provide an update on the Merge VNA operating group.

Merge Healthcare represents roughly 85% of our business, and in Q3 pro forma revenue was $53.4 million. Further, subscription revenue comprised 4.3% of total revenue for this operating group. Adjusted EBITDA for this group was $14.3 million, or 26.8% of pro forma revenue. On our Q1 earnings call, we announced the availability of a subscription-based pricing model, to align more closely with our clients’ long-term operating plans. This quarter we saw a continued adoption of subscription-based pricing models. I’m very pleased to report that clients contracted with us to move in store over 3.65 million annual studies to the Merge Honeycomb archive, our cloud-based archiving solution. These studies will come from groups of all sizes, across a wide range of specialties, including North Texas Hospital, Wood County Hospital, and Kent and Sussex

Radiology group. Plus, earlier this week, as we announced, Resurgence Orthopedics, the largest orthopedic practice in Georgia, has also selected Merge Honeycomb. As previously stated, and as evidenced by strong adoption in Q3, we expect to see clients continue to embrace our subscription and cloud-based solutions. And we remain confident that our transition to the subscription model will increase predictability, position us for continued growth, and ultimately prove to be more profitable.

This quarter we also saw a strong [unint.]-take in organizations embracing an enterprise imaging strategy with our iConnect Enterprise Clinical Platform. We had over 15 clients select Merge iConnect solutions this quarter, ranging from large IDNs to community hospitals. A brand new client for Merge is Huntington Hospital, who had selected the entire iConnect Enterprise Clinical Platform and Merge PACS for their enterprise imaging strategies. In a majority of our iConnect opportunities this quarter, clients selected us because of the iConnect Enterprise archive, or VNA. We’ve seen progress as clients have moved from our iConnect [insurer] to the large anchor solution VNA. And if you’ll recall, last quarter we announced that Merge was named the number one global market leader in providing vendor neutral archive solutions by a leading independent research firm. Without question, the VNA space is very active right now, and based on our industry leading products, we are aligning our sales, service, and go-to-market teams to insure that we remain the leader in this space and continue to capture market share.

Just as our VNA is strategic, so too our partnerships, with leading HIT organizations. As we’ve reported in quarters past, we continue to see progress with our partners. This quarter was no exception, as we successfully partnered with Cerner in several client opportunities. One example is Rex Healthcare, a member of the UNC Health Care network, which will implement Merge Hemo to automate their cath lab processes in their Cerner electronic health record. This quarter, we are pleased to announce that we were also awarded acceptance into the EMC Select program, and our entire iConnect Enterprise Clinical Platform will be offered by EMC sales reps throughout the country, of which there are over 350 of these salespeople. Our progress in Q3 was not just in the acute marketplace, but also in our ambulatory space. We continue to see clients selecting Merge solutions to help them achieve meaningful use goals.

Also in Q3, the final rules for Stage 2 Meaningful Use were announced, and as we hoped and expected, imaging was included. The final rule states that 10% plus of all scans and tests that result in an image will need to be accessible through Meaningful Use-certified EHR technology, a perfect fit for iConnect access product. We are excited by the opportunity that Stage 2 will represent as we move forward. Even more important, our clients have begun to receive Meaningful Use incentive dollars from the federal government. This quarter, our clients received $3.1 million from the government as part of the High Tech Act. We expect to see this number grow to $10.9 million by the end of the year, as clients get their MU checks for all of 2012. This again is solid proof that our clients are adopting our solutions, are effectively using them to improve their efficiency, and are successfully attesting to Meaningful Use. While we are proud of the Q3 achievements, I also want to remind you that the fourth quarter is generally our strongest quarter, not only for us but for our industry. Many of our clients’ budget cycles correspond to the end of the year, but we also have very exciting opportunity to share our message with prospects and clients at the upcoming RS&A conference, November 25-30 right here in Chicago. We will be hosting a wide variety of events during this meeting of imaging and radiology leaders from around the world, and expect to see our industry’s largest trade show event help accelerate Q4 deals that are currently in our pipeline. With that, I’d like to turn it over to Justin Dearborn.

Justin Dearborn:
Thanks, Jeff. As I mentioned at our last call, our eClinical group released a new platform during the last week of Q2. Our new platform, called Merge eClinical OS, is a software [unint.] application offering an [unint.] solution for clients to design, deploy and manage clinical trials. During Q3 this new platform contributed to the great sales results for this group. Q3 saw 25% growth in the number of sites using our solution, 40% growth in the number of studies under contract, and well over 100% growth in bookings. We saw strong demand across all customer segments, with especially strong demand from our CRO channel. We signed over 150 contracts in Q3, far exceeding our best quarter. I would however like to point out that this group does not necessarily follow the seasonal trend that our healthcare group experiences. With respect to our health station segment, we continued the replacement of disconnected health station units we currently have in retail pharmacy settings, with our new connected Merge Health station. We are currently engaged in pilots with eight large retail chains and continue to evaluate incremental revenue generating partnership opportunities. As we stated in the last call, we don’t expect a variable or recurring revenue component of the business to express itself until 2013.

From a financial perspective this quarter, Merge DNA generated $7.6 million in pro forma revenue with a 7% adjusted EBITDA margin. Further, subscription revenue comprised over 90% of total revenue for this operating group, while backlog at September 30th grew $7 million, to $29 million and is 100% subscription revenue based. As you may recall, last quarter’s $8.5 million of revenue included about $2.4 million of hardware sales, while this quarter included less than $100,000 of hardwar4e revenue. We believe the adjusted EBITDA margin of this group will increase in the coming quarters as our subscription revenue recognized accelerates, while our cost structure to deliver this revenue grows at a much slower rate.

As you may be aware, on August 28th, Merge Healthcare received a warning letter from the FDA related to certain quality process issues at a supplier’s Tennessee location that was previously owned by Merge for an eight month period. This location was responsible for manufacturing a Legacy kiosk under a separate quality process that represented a few hundred thousand dollars in revenue for the first half of the year. Merge is supporting the new owner of this facility to ensure the process efficiencies are addressed. On October 2, 2012, Merge issued a follow up, more detailed response to the FDA and included more than 200 pages of documentation regarding actions completed in response to the warning, along with plans for any [obtaining] actions that were pending completion. On October 24, the FDA indicated that the responses had been received, and stated that the final FDA warning would remain open pending closure of outstanding actions.

Now I’ll let Steve provide additional comments on the quarter’s financial information.

Steve Oreskovich:	Thanks, Justin. We continue to successfully grow revenue while increasing the amount of revenue generated through subscription and other highly predictable revenue sources,

which totaled 60% of total revenue for the quarter. Subscription revenue accounted for 15% of revenue in Q3, while maintenance in EDI was 46%. Companywide pro forma sales grew by 1% to $61 million, compared to $60.6 million in Q3 2011. Gap sales for the third quarter of 2012 were $60.4 million. The most relevant indication of the change to subscription is reflected in the continued backlog growth of $6.4 million, or 19% in Q3, to $40.4 million as of September 30th. In the nine months since the end of 2011, subscription backlog has grown by over $15 million, or 62%. Q3 still had 39% of revenue generated through perpetual license agreements with our customers. Under this type of arrangement the software, hardware and professional services are considered to be sources of non-recurring revenue and related backlog, which grew in Q3 by $3.8 million, or 13% to $31.1 million as of September 30th. Most telling is that our non-recurring backlog has remained constant compared to the end of 2011, while we have embarked and significantly grew the subscription revenue model. We have seen the positive impacts of providing a hosted solution, coupled with subscription-based pricing, has had on the Merge DNA business since the introduction of eClinical OS and look forward to continue to proliferate this model throughout the applicable Merge Healthcare Product solutions, similar to what has already been done with Honeycomb.

As we have discussed in the past, the goal is to increase Merge’s subscription and other predictable revenue sources to over 70% of the total revenue by the end of the next few years. Gross margin on a pro forma basis was 59% in Q3, fairly constant, with 60% in Q3 2011. Hardware revenue in the quarter was 13% of total revenue, which is consistent with the general quarterly trend over the past couple of years. That said, the mix of software and hardware sales, both individually and as a percentage of overall sales, will continue to fluctuate and impact our gross margin on a quarterly basis. Operating expenses excluding depreciation, amortization, restructuring and acquisition related expenses, were $26.9 million in Q3 2012, compared to $24.9 million in 2011. The increase is primarily driven by the 2011 build out of the sales and marketing team, as well as R&D investments resulting in new product innovations, such as the new clinical trials platform, Merge Honeycomb, and significant product upgrades like OrthoPACS. Based on the operating expenses coupled with the change in revenue timing associated with subscription contracting, Merge had an adjusted EBITDA of $12.5 million, or 20.5% in Q3 2012, compared to $14.5 million, or 24% in 2011. Adjusted net income was one cent per share in Q3 2012. Cash generated from business operations was $9.2 million in Q3 2012, compared to $8.8 million in 2011. Overall the cash balance increased by $8.5 million from the second quarter, to $42.2 million at the end of Q3. Further, we have increased the cash balance at the end of October to over $44 million, which signals the continued strength of our operations, and provides us even greater comfort regarding the ability to meet our $14.8 million semi-annual interest payment, which we will make today and not have to repeat again until May of 2013.

Regarding our primary working capital accounts, net accounts receivable increased slightly in the quarter by $1.5 million to $70.3 million at September 30th, and the current asset, revenue in excess of billings, decreased by $2.6 million in the quarter to $21.3 million. Deferred revenue only decreased in Q3 by $800,000 to $49.3 million at quarter end. The activity on these three accounts will fluctuate on a quarterly basis due to contracted billing terms and the achievement of such terms. Based on the minimal quarterly activity in these accounts, they did not have a significant impact on cash generated from operating activities during the quarter, but the accounts payable activity did. Accounts payable decreased by $4.7 million to $19.5 million at September 30th, primarily due to payments to hardware vendors for contracts fulfilled in the second quarter. Please recall that Q2 had a greater than normal percentage of revenue from hardware sales. Had the A/P balance stayed relatively constant quarter to quarter – A/P is also down $2.6 million from year end – cash generated from operating activities would have been over $14 million in Q3 2012.

Turning to 2013, we expect to see continued traction from our subscription based offerings, resulting in an increase in backlog of at least $25 million by the end of 2013, with pro forma revenue growth to between $265 and $275 million, and an adjusted EBITDA of 22-24%. To provide additional color for those desiring adjusted EBITDA to pro forma net income, and gap expected results, please note the following estimates, which I will compare to the actual for year-to-date 2012. Sales adjustment for significant acquisitions to reconcile gap to pro forma revenue of about a million and a half, compared to $1.6 million to date in 2012.

Amortization and depreciation in cost of goods sold of $7.5 million, of which $4 million relates to the  amortization of intangibles from significant acquisitions. This compares to $5.7 million and $3.7 respectively in 2012. Ten and a half million of depreciation and amortization within operating expenses, of which $6 million relates to the amortization of intangibles from significant acquisitions. These are compared to $8.2 million and $4.5 million for 2012. Net interest expense of $32.5 million, including the amortization of debt issuance and debt discount costs, compared to $24 million for the first nine months of 2012. Non cash, stock based compensation expense of $6 million, which compares to $4.2 million to date in 2012. Income tax expense of $2.7 million, with about $1 million in cash expense, compared to $3.4 million and $700,000 so far to date in 2012. And finally, fully diluted shares outstanding of between $95 and 98 million, compared to $94.2 million for the third quarter of 2012.

Operator, you may now open the call for questions.

MOD:
Thank you so much. Ladies and gentlemen, you may submit questions by pressing *1 on your telephone handset. However, gentlemen, we do have a number of questions in queue at present. First caller, please go ahead. Ryan Daniels [ph.] please go ahead with your question.

Ryan Daniels:
Yeah guys, sorry about that. Let me ask a quick question on the subscription revenues in the core healthcare division. I know you talked a little bit about this but it looks like they were down modestly on a sequential basis. I think it was more like 7% of the sales last quarter and now down to 4.3. Any color you can offer there to explain that?

Steve Oreskovich:
Sure, this is Steve, so since the first quarter when we introduced the offering, our subscription backlog has increased in both healthcare and DNA compared to year end. We also note that there’s some historical contracting methods included in the definition of subscription, which we include in our earnings release, such as long lease agreements and software licenses that annually renew. So as a result of those, I’ll call it older subscription methods, and the timing of some of those renewals, they may impact the balance at any given quarter within the year, which is why we’re sort of, we focus on the annual results. And we’re very pleased on an annual basis of where we’re able to grow it, and we expect as the new products such as

Honeycomb continue to grow, and the contracting base continues to grow, you’ll see less and less of that quarterly variability related to those old [unint.] that are included within the definition.

Ryan Daniels:	Okay, that was very helpful.

Jeff Surges:
Ryan, this is Jeff. So a lot of the net new agreements, right, that we have continued to work on quarter over quarter, are, you know, ratably equivalent over time, 36 months, etc., what Steve is highlighting is some of the inherent or legacy agreements that we may have executed early on have a cyclical renewal nature, and so that may be a little bit on the softer, from a seasonality, but what’s layering on top of that is a much firmer net new. And so as a whole it shows the way you’re thinking about it, but the way we discuss it, it’s growing at a rate we’re excited about.

Ryan Daniels:
Sure, no, that’s very helpful color. And then maybe one for Justin. Do you think the DNA division can continue to keep up that kind of momentum? I know you said it doesn’t have the same seasonality but, you know, was there maybe a bolus of demand or an initial excitement after the eClinical OS launch that, you know, drove the very strong performance in the division this quarter? Or did you think that really is something more sustainable as we look forward?

Justin Dearborn:
Thanks. A little of both lines, because there was some demand there that we had created by talking about the [unint.] pre-release and [unint.] consistently in Q2 before the launch, so there was some demand pent up there for that, but overall, I think just you see a maturing of the sales team, there’s a new general manager, it’s about 12 months old in the position, he brought some new sales leadership down there and it’s starting to click. So we do expect continued growth. I’m not sure if it’ll be at the pace you saw Q3 vs. Q2 but we do expect the growth to continue there.

Ryan Daniels:	Okay, perfect, and then one –

Jeff Surges:	And then – what – go ahead –

Ryan Daniels:	I was just going to say and certainly feel free to add, I was going to ask just on the broader cross-selling environment, you know, one of the things we’re clearly seeing more of is more the risks shifting to the hospitals, be it ACOs or the commercial shared savings models, and I’m curious if you look at your customer base, obviously you know a big part of the launch and growth opportunity is cross-selling in your very strong base. So I’m curious if you’re seeing that pickup in those organizations that are very more risk and you know trying to reduce image redundancy and lower costs and improve patient care. It’s just a macro question for you, Jeff.

Jeff Surges:
Yeah, so we continue to be excited about what I’ve always called the post-MU Stage 1 EMR, you know, kind of dominant discussion at the CIO level. As we stated before, $26 billion was spent in 2011 on redundant or duplicative testing of exams and images. So a lot of these clients are looking at ways to not only store and access but facilitate the sharing, because the ACL bundled payment, and as the, you know, radiology, cardiology markets talk about reform coming, where they’re going to have to participate in the, you know, do more with less model that the rest of the healthcare ecosystem [is seeing]. In that case, we look at that cross-sell up sell as a great opportunity. Internally we’ll say the average Merge client has, you know, 1.4 of our products, just because of the nature at which we’ve acquired some of these solutions and released the innovation. As we think about the sales execution plan, it’s growing that to two, growing that to three modules, and that anchors in from the existing client.

The other side of that which is opening up is just the pure cost that I think some competitors have been able to enjoy at the high end for PACS and moving to archive, so a net new deal like Huntington, where, you know, we replace a competitive offering and they look to us not only for an upgrade or a net new placement, but they’re asking us to then exchange the images in their HIE or get the images up into their EMR, that’s just further proof for us that that world is coming, and what that means too, it’s really asking the question to make it happen sooner. So it’s become a sweetener for it.

Ryan Daniels:	Okay great. Thanks a lot for the color, guys.

Jeff Surges:	Yup. Next question, operator?

MOD:	Yes sir. Caller please go ahead.

Jeff Surges:	Operator who would that, could you identify the next?

MOD:	Yes, we have Deepak Chaulagai, your line has been unmuted, please go ahead, sir.

Deepak Chaulagai:	Good morning, guys. Can you hear me? I’m calling from overseas so I apologize for any static.

Jeff Surges:	Gotcha, Deepak.

Deepak Chaulagai:
All right. Jeff, I wanted to follow up on Justin, I’m sorry, Ryan’s question on [suffusion]-based healthcare revenue and backlog. I understand the differences in definition and what’s classified as subscription but just looking at sequentially from Q2 to Q3, subscription based healthcare revenue which I consider an important metric was down sequentially, so was backlog. Any color there would be extremely helpful.

Steve Oreskovich:
So yeah, Deepak this is Steve, so I can address both. If we have a delay in renewing some of those annual software license agreements we will not take revenue in that quarter, even if the, pardon me, even if the renewal normally would’ve occurred. So we’ll wait until we’ve fully contracted in order to take revenues so you’ll have some catch up opportunity at a later date when the contract gets physically signed. So it could be a quarter to quarter timing there, so they’re both part and parcel as far as, you know, the decrease in one leads to a decrease in the other, so we would not expect to see that in future quarters.

Jeff Surges:
Yeah, Deepak, adding on that, the color I would add is, follow the release of our products. So we release Honeycomb, which is 100% subscription, and in the period we contract for over 3.6 million studies, from, of which zero revenue was recognized. So that is a complete 100% subscription, that’s a trend line we’re thrilled about, and it’s an appetite that’s growing. Second, we announced that Merge OrthoPACS was a fully subscription model. As you’ll recall, a few years ago, we acquired from Stryker the ortho business, rewrote that application as a complete subscription model, and have been able to launch and had one of our best quarters in that area and the clients are very receptive. So as we look at what we’re motivating our sales force and our clients to embrace, it’s not the wind down of prior legacy lease arrangements or cyclical subscription. It’s the net new, on the net new platform agreements that have the 36 months, a purse study ticker, or a, you know, a recurring ratable over time. And so that’s [unint.] into. While two quarters into it, it will appear in your eyes and others to be a little lumpy, I can only [unint.] you, the net new that we’re layering on and factoring here is very receptive to our clients, hence some of the announcements we’ve tried to illustrate.

Deepak Chaulagai:
Thank you for that additional color, Jeff. Switching to the DNA backlog, Justin, how much of that is eClinical and how much of that is [unint.], and if you can also segment out the revenue, DNA revenue between those two product lines, that would be helpful.

Justin Dearborn:
Yeah, so, almost 100% of the increase in the subscription backlog comes from the eClinical group. As you know we don’t segment out the revenue but the strong performance in the subscription backlog came out of eClinical group.

Deepak Chaulagai	Okay, and one last –

Jeff Surges:
Hey Deepak? Deepak this is Jeff. What I want to add, and you guys know my enthusiasm for this, in the clinical trials business we were able to make a decision to push that business to 100% subscription and not bifurcate it with some, some perpetual and some subscription and migrate over time. Because that business generates, you know, on any given quarter, less than 15% of the total revenue of the company, we made a hard line decision with that sales organization under that leadership to no longer do perpetual license and go 100% subscription. And our confidence in making that decision was seeing in what they did last quarter, that only fuels us as we move over to the healthcare sector where you know we have longer sales cycles and you get into a 9, 12 month range where we have to still finish some perpetual deals. But you know that experience is giving us the confidence as we said on Honeycomb and Ortho to say, look, 100% subscription and, and take those over the way we get them and not be enticed by the perpetual upfront deal.

Justin Dearborn:
And so let me add to that, you know, the negative side to that early in the game is you see the margin, you know, constraints we’re having there. So we have the cost structure set up for a different revenue model and we’ll grow into that, but we couldn’t afford to do that across all products within Merge at one time either, so we, we made a decision to do it with eClinical group early on, and you see the results in the bookings growth and subscription backlog growth, and again we’ll grow into a margin there. But just as [meta data] talked about yesterday in their call, you know, their operating expenses missed because their commissions were so high. We had similar anomaly happen with that group in Q3 to a much smaller scale but we saw the commissions come full scale because of the bookings were so strong but you know the revenue’s going to flow over the next few years. So again, it’ll look like a much better picture going forward but we couldn’t take that approach across the company, [just given] the margin constraints there.

Deepak Chaulagai:
Sure. One last, to both of you. Your fiscal ’13 guidance suggests, on the top line, about 7-10% growth from where we are modeling, 2012, and on adjusted EBITDA, I think about 16-30% growth depending on the top, or the bottom line of your range. What gives you confidence that you will be able to achieve that? And if you could just talk in terms of the segments [across] that you anticipate from healthcare, DNA, specific products. Where should we expect growth to come from.

Jeff Surges:
So Deepak this is Jeff, great question. As we stated in Q1 when we pulled guidance, it was our goal and intent to be able to return to what we’ve done over the last few years, is give guidance on our Q3 earnings call. As we’ve released our products and made them generally available, as we’ve seen our sales pipelines and our sales activity grow and the acceptance of our Honeycomb, our enterprise imaging strategy and you know the growth of the vendor neutral archive, we continue to have great visibility there, number one. Number two, we talk about MU2 as a sweetener, many of our hospital clients are still capital constrained and are asking for the operating model. That gives us, not only encouragement, but it gives us strength that we could follow suit with what eClinical did, and stay very strong and focused on the subscription model. And I also think as we look at our partners, whether that’s Cerner, EMC, and as you know Merge Solutions are in over 70 [epic] hospitals, we continue to see an appetite for our solutions within the larger enterprise, but having to be priced in a subscription arrangement that’s flexible for the buyer, because of the large investments they’ve made at their more enterprise level core clinical systems. So again I think it’s our goal, having run successful ASP or [fast] businesses in the past, to follow suit here with eClinical and what we’ve seen in Honeycomb and OrthoPACS, and finish the other releases to get us to that point. So I was excited by our process, the data and the receptivity of our clients and partners to be able to have a confident view and, in return to providing that information.

Deepak Chaulagai:	I guess one quick follow up . in terms of sequential growth you will expect in fiscal ’13, do you expect uniform sequential growth or is it past, back end loaded, or how should we ex-, forecast that.

Jeff Surges:
Yeah, I, again, I still, I still know we’re in a healthcare-IT environment, which as you know Q4 and your Q2 and Q4 is, you know, your stronger quarters based on our buyers’ fiscal years. Q1 and Q3 are your quarters where you know, you’re executing and you know you have a more narrow range, so I think, you know, we will continue to see growth quarter over quarter, and as we look to subscription, it becomes, you know, less hockey stick and more predictable over time.

Deepak Chaulagai:	Right. Thank you.

Jeff Surges:	Next question, operator?

MOD:	Thank you for that. Gentlemen, Chad Bennett [phon.], please go ahead with your questions.

Chad Bennett:
Yeah, hey guys, good morning. [unint.] I guess kind of tackling this, this whole subscription revenue stuff on the Merge Healthcare business, is there any way to quantify in the deals you get in the quarter, maybe on a dollar basis, what, what, how many, what percentage were subscription versus what were kind of perpetual license? Or is there anywhere, any way to maybe look at this metric differently?

Steve Oreskovich:
Yeah, Chad, this is Steve. I would still say that as we’re rolling out of the 9-12 month sales cycles that were in place when we made the announcement back in Q1, we’re still seeing the vast majority of contracts from a dollar perspective being generated under the perpetual license model. That said, the dollar, the total or gross dollar value associated with subscription in the health care business is, and continues to grow, but obviously that growth will not reflect itself in the revenue until over a much longer period of time that traditionally what you see being reflected in the revenue on the perpetual license model.

Jeff Surges:
Yeah, Chad, this is Jeff. So when we talk about Honeycomb one of the ways you would think about that is that is only offered on the subscription basis, and it, and our denominator there is per study. So when you think about 3.65 million studies are contracted for in the period, orthopedics which is a smaller file size but our imaging [dicom] file is much larger, we hit a range of between 50 to 75 cents per study, that will continue to go up beaus of the mix, as we release Honeycomb into our core ambulatory segments, so, and you take that over 36 months, you start to see that expression. We recognize zero revenue from those agreements, and now that we’ve got our early adopters and beta clients out of the way, we’ll continue to see an expression. So that’s one way to think about it. As we released OrthoPACS, again another subscription model, and as we go into RS&A, our largest trade show in our largest segment, remember Merge is the dominant provider in the ambulatory imaging, largest market share, we’ll be going more, more aggressive now that we have the product released into the subscription based environment and allow our clients capital strained to afford them a subscription model. So I think as we go into 2013 we’ll continue to break out and demonstrate that progress. I get the optic that, that you’re asking about, but again the receptivity of the net clients that we’ve announced in press release, to me and our team and our clients and partners remain positive in terms of the direction we’ve gone.

Chad Bennett:
Okay, so I know you’re not going to answer, or you said you weren’t going to answer anything on the strategic alternatives. I think I have two questions somewhat related that hopefully you can answer. First, did, did, you know, considering you announced publicly strategic alternatives, you know, that you’re looking at that, did that impact your business at any way, or, you know, on the negative side I’d say in the quarter? And then secondly, I don’t think this is, you know, anything that, I think this should be something you can answer. How long do you expect to let the process go on?

Jeff Surges:	Yeah. So, so having been in this industry a long time, Chad, any time you make an announcement that your competitors could grab a hold of and you I know extrapolate into their advantage they most certainly will. So by making a prudent decision internally to announce, we did add a few more phone calls and a few more visits to our clients and to our prospects. As I said internally I couldn’t be more proud of our quarter in the fact that we did make the announcement, the right thing to do, but we did fuel our competitors and others to ask a few extra questions that we normally wouldn’t have had to answer. So the fact that we were able to execute and deliver in what is usually a tough Q3 for everybody to me is a real sign of strength at the commitment we have from the clients. So you know that’s what I would talk about in the first one.

Justin Dearborn:
And what I would add to that Chad is that, you know, those that may have rolled over or delayed a bit, we’ve had a great October, in fact probably the best single month of contract and bookings perspective in the healthcare side of the business ever. So I think we’ve seen a strong ability of our sales force and strong commitment from our customers to understand what we’re considering. And it’s leading to trust and continued confidence from those customers.

Chad Bennett:	[Unint.]

Jeff Surges:
-- your second one, Chad? Chad on your second question, I think, you know, the best answer I can give you is we’re not commenting on it. It’s, it’s the decision of our team here, as soon as we have something to talk about definitively we most certainly will.

Chad Bennett:
Okay. Another one for me, Steve, probably for Steve, typically fourth quarter is a cash usage quarter I think, because of, you know, it’s a large revenue generating quarter and you know you’re typically backend loaded like everybody else. Considering that the interest payment in the quarter and what I think would probably be cash usage, what would be a good target for yearend cash?

Steve Oreskovich:
I won’t specify an exact number for you, Chad, but I’ll give you some information directionally. One, I spoke on the prepared comments about the change in the accounts payable balance, you know, if you compared that against year-end of last year it’s down even two and a half million from that, so I think as you look to Q3 we, you know, we were timely with our vendors, we want to remain timely with our vendors. But that being said, we probably have a little flexibility there to manage that number towards the end of the year. Secondly, you know, any given, in any given first month after a quarter end is when a lot of vendor payments tend to come up and true up, for lack of a better term. So we no different than any other company tend to have that cash balance decrease in that first month and then significantly increase in months two and three just as a basis of collections versus payments. We talked about the fact that our cash balances actually increased in month one compared to prior quarters where typically it would be down to the $2-4 million on average, so while I won’t specify a number I think that should be enough information to give you directionally where we think it’ll come out at year end.

Chad Bennett:
Okay. And then last one for me, probably for Justin, looking into your guidance for next year, should we expect the DNA business from an EBITDA standpoint to be positive? And I know, I think you said it was, it had a 7% EBITDA margin this quarter. Is that, do we grow from there going into next year? Or any color there would be helpful.

Justin Dearborn:
Yes, we will. So as I indicated, you know, we expect the EBITDA margin to appreciate at, you have the cost structure in place, you know, the downside of subscription revenue that first quarter or two, right, so we had a huge bookings number, paid out a lot of commissions, recorded expenses on a lot of commissions, and the revenue will flow over the next few years so we do expect it to build. But [unint.] that subscription revenue is, you know, we’re starting Q4 with a really really solid base and we’ll grow from there.

Steve Oreskovich:
Chad, this is Steve. I would also couple with the new offering, it is then designed to be much more user friendly from a configuration of the clinical trial perspective, so we would anticipate having to use much less professional services going forward, as Justin had mentioned, one of the other companies in this space, a lot of those companies still have to utilize a big professional services team to get the trial up and running. We will not have to, so we think that the number of professional services providers or heads that we have today should not have to significantly grow in order for us to meet those increased revenue and booking expectations that we have for 2013. There’s definitely leverage that will express itself in an increased adjusted EBITDA in that as well.

Chad Bennett:	So EBITDA margins go up from seven is what you’re saying?

Steve Oreskovich:	Correct, yes.

Chad Bennett:
Okay. So if that’s the case and I think your EBITDA margin range is 22 to 24, which is, on a percentage basis maybe on the high end, it’s a little bit better, but relatively in line to where you’re at today, is Merge Healthcare EBITDA margin coming down next year?

Steve Oreskovich:
Yeah, I think, what I would say is, wherever, to whatever point that DNA has been able to grow, remember the revenue is not, is expressing itself over a multiple number of years. So as a percentage-wise, it’s still going to only be in that 15, maybe slightly higher percent as a total of overall revenue in 2013 as well. It may go up a couple of points but that, you’re not really seeing a significant increase there. That’s why you don’t see a significant uptick in the adjusted EBITDA.

Chad Bennett:	It’s not going to go 20 or 25% of revenue next year is what you’re saying.

Steve Oreskovich:	Correct. Correct.

Chad Bennett:	Yeah. I hear you. Okay, got it. Thanks guys.

Steve Oreskovich:	Thank you.

Jeff Surges:	Operator, next call?

MOD:	Thank you. Douglas Dieter, please go ahead with your question.

Douglas Dieter:
Hi, thanks. Jeff, my first question’s for you. This quarter you reported 15 iConnect contracts. That’s up from five from the second quarter. First of all, do you think that that trend is likely to continue with signings and can you kind of just discuss the license versus the subscription based on the five in the second quarter versus the 15 in the third quarter?

Jeff Surges:
Yeah, thanks Doug. So as we cycle through what is a, you know, usually a strong Q4 for most companies, and we think about the imaging, enterprise imaging strategy, our current clients are starting to accept, recall that in, a year ago we talked about mostly iConnect Access and Share, those were the lead products in the strategy, right? That gave, that gave the viewer, that gave the DMR the ability to see an image and that gave the CIO to make images available across his enterprise. That was a little bit of a lighter weight product. And then the anchor of that is the vendor neutral archive, where they’re going to now get rid of all these disparate PAC systems from other vendors and consolidate into one. So the 15 expresses itself now in a more mature way as some that are starting with the lighter Access and Share, and then those that are now past Meaningful Use Stage 1 and saying look, I got to upgrade my archive, great data out there in terms of the PACS replacement and refresh, and that’s expressing itself in the archive. So I think what we’re seeing is all of the modules within the enterprise imaging strategy are now starting to participate in, when we close  deal, versus when it first introduced iConnect over, you know, two years ago, it was hey, start with iConnect Access, start with Share, and I think Honeycomb allows for that, I think VNA and cloud allows for that. So you’re getting a better cross sampling and we continue to see that growing overall because of the Share client base we have and the requirement to get imaging up and at the patient bedside and into the hands of the physician and the referring physician.

Douglas Dieter:
Great, my second question here is for Steve. Regardless of what happens with the Allen & Company process we’re about seven months away from the call, from the bonds being called, seeing that your leverage is likely pro forma at around three times. Is it fair to assume that those bonds will be recalled and refinanced for much cheaper financing, which probably should create some equity value?

Steve Oreskovich:
Yeah, so in my final wrap up which I’ll say now just because you asked it, I think it’s real important that the cash we have on hand is a real strength for us here, Doug and everybody. As Steve mentioned, we’re making a debt payment today, and we will still close with close to $30 million of cash on hand. If you take into account we don’t make another payment until May, that gives us at least two more quarters of cash collections and putting cash on our books. To extrapolate what we did in Q3 and trend that out, you can see that, you know, as we keep our cash collection on page, we will be in a very strong position in May, when we will have the first opportunity to refinance this debt instrument if we so choose. So we’re very proud of our accounting team, our clients, again as you know in healthcare IT, if clients pay they’re usually pretty happy, and you’re trending in the right direction. So I think our cash, while two years ago was a question, and our ability to service our debt, now that we’re starting to see May of 2013 and our balances increase, it’s becoming more of an opportunity for us that we look forward to discussing and evaluating.

Douglas Dieter:
Great. And my final question, and Deepak kind of touched on it and I just want to readdress the question, you gave good bottom, below the numbers, below the line numbers in terms of your data behind your estimates for ’13. From the top line perspective, are there any specific assumptions, or data points you can give us, that will allow us to kind of trend or follow whether that 265, 275 is meetable or beatable?

Steve Oreskovich:
Yes. So I think, you know, this is, there’s two strengths here that I would point out. Number one, as you’ll recall, a hundred percent of our portfolio will not be subscription or cloud hosted. Our cardiology products, which are number one in class, the best products as rated by class, are mission critical patient-centered that we just won’t put into the cloud. They need to be, when a patient is on the cath lab table in a procedure, you have to have real time readiness. So because of that, we will always have a flavor of perpetual license, which will always help our in-quarter revenue conversions. And because of that market and our partnerships with Cerner – so every time we talk about a partner like Cerner, that’s a cardiology placement – and our growth over the last three, few quarters as we announced, Advocate and Carolinas, all in Cerner shops continue to grow. So in one way that product and that portfolio supports our in quarter revenue projections. And some of our largest clients, like Ascension Health, continue to expand through the consolidation. There’s winners and losers in that market, as there’s consolidation, based on our client base we feel we’re with, in a line with the winners who are buying these up.

Secondly, we want to remain consistent and deliver more subscription value and revenue in the lines that we can. So following on Justin’s team and their success, we want to be strong in our ability to adhere to a more disciplined subscription model, and as you know, you know, in any given quarter that presents itself as an opportunity that last week, when our whole industry knows the last week of a quarter is the best time to buy. So by providing this guidance and range, we’re doing it based on our plans today. We understand that you know as we did, as we saw in the past, the government may make a ruling that could change but these assumptions are based on what we see in the pipeline today, the products we offer and the client receptivity. And that’s what gives us the strength to discuss it.

Douglas Dieter:	Sorry, one last question. You did mention the fourth quarter as your strongest quarter. Do you expect to beat fourth quarter of ’11 numbers, in this next quarter [year over year]?

Steve Oreskovich:
Yeah, so while we don’t give guidance, we pulled that in Q1, we have always intimated that our covering analysts, and I think you’re included in that, if you look at the range they trajected for the full year of 2012, we continue to say that’s a good proxy and our covering analysts know the company well in that regard, so we continue to kind of use that as a guidepost as to what we’re striving for here. And then again as I say fourth quarter is seasonally strong, it’s for the industry as long as I’ve been in it, and I think if you trend out Merge over the last two years that that also presents itself with that data. So.

Douglas Dieter:	Thank you.

Jeff Surges:
Okay, with that what I’d like to do is wrap things up and thank you all for joining us. I’d like to leave you with four takeaways that I think are very important to note. First, it’s important to note we had a solid Q3 in a marketplace where Q3 is often difficult. Second, we saw progress in our adoption of subscription based pricing models and cloud offerings across the company. Third, our 2013 guidance reflects our pipeline to the markets we’re in and our operational readiness for subscription based models. And last, as we discussed, the cash we have on hand is a real strength for us as we look forward to the future opportunity many months from now before we make our next payment and evaluate what our debt instrument options are at that time. So many things to be proud of here, and a good cap forward as we look towards the future. Thanks for joining us this morning, and operator that’ll end our call.

MOD:	Thank you so much, gentlemen. Ladies and gentlemen, that concludes the call, you may disconnect at your convenience, thank you.